News Release
Investor Contact: Julie Trudell, Julie.Trudell@molinahealthcare.com, 562-912-6720
Media Contact: Caroline Zubieta, Caroline.Zubieta@molinahealthcare.com, 562-951-1588

Molina Healthcare Reports Second Quarter 2021 Financial Results
Increases Full Year 2021 Earnings Guidance
Long Beach, Calif, July 28, 2021 – Molina Healthcare, Inc. (NYSE: MOH) (the “Company”) today reported second quarter of 2021 GAAP earnings per diluted share of $3.16 and adjusted earnings per diluted share of $3.40. Financial results are summarized below:

	Quarter ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020

	(In millions, except per-share results)
Premium Revenue	$6,583	$4,372	$12,889	$8,676
Total Revenue	$6,800	$4,618	$13,322	$9,167

GAAP:
Net Income	$185	$276	$413	$454
EPS – Diluted	$3.16	$4.65	$7.05	$7.54
Medical Care Ratio (MCR)	88.4%	82.3%	87.6%	84.3%
G&A Ratio	7.1%	7.5%	7.2%	7.2%
After-tax Margin	2.7%	6.0%	3.1%	5.0%

Adjusted:
Net Income	$199	$285	$459	$469
EPS – Diluted	$3.40	$4.79	$7.83	$7.79
G&A Ratio	6.9%	7.5%	7.0%	7.2%
After-tax Margin	2.9%	6.2%	3.4%	5.1%
See the Reconciliation of Unaudited Non-GAAP Financial Measures at the end of this release.

Quarter Highlights
•GAAP net income for the second quarter of 2021 was $185 million, or $3.16 per diluted share.
•Adjusted net income for the second quarter of 2021 was $199 million, or $3.40 per diluted share.
•As of June 30, 2021, the Company served approximately 4.7 million members, an increase of 1.1 million members, or 32%, compared to June 30, 2020.
•Premium revenue was approximately $6.6 billion for the second quarter of 2021, an increase of 51% compared to the second quarter of 2020.
•The net effect of COVID decreased net income by approximately $1.00 per diluted share in the second quarter of 2021.
•The Company increased its full year 2021 premium revenue guidance to more than $25.0 billion, from its previous guidance of more than $24.0 billion.
•The Company increased its full year 2021 adjusted earnings guidance to no less than $13.25 per diluted share, from its previous guidance of no less than $13.00 per diluted share.
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Molina Healthcare, Inc. Announces Second Quarter 2021 Results

July 28, 2021

“We are pleased with our second quarter and year to date results as we continue to produce solid margin performance despite the challenges created by the pandemic,” said Joseph Zubretsky, president and CEO of Molina Healthcare. “We accomplished this while generating approximately 50% year-over-year premium revenue growth and successfully integrating businesses representing approximately $5 billion in annual revenue.”

Premium Revenue
Premium revenue was approximately $6.6 billion for the second quarter of 2021, an increase of 51% compared to the second quarter of 2020. The higher premium revenue reflects increased organic membership in Medicaid, Medicare, and Marketplace, along with the impact of acquisitions that closed in the second half of 2020.

Net Income
Net income for the second quarter was $185 million, or $3.16 per diluted share, compared to $276 million, or $4.65 per diluted share in the second quarter of 2020. Adjusted net income for the second quarter was $199 million, or $3.40 per diluted share, compared to $285 million, or $4.79 per diluted share in the second quarter of 2020.
The year over year comparison reflects the negative impact from the net effect of COVID in the second quarter of 2021 while, in contrast, the prior year quarter was positively impacted by the net effect of COVID.
Net income for the six months ended June 30, 2021 was $413 million, or $7.05 per diluted share, compared to $454 million, or $7.54 per diluted share in the six months ended June 30, 2020. Adjusted net income for the six months ended June 30, 2021 was $459 million, or $7.83 per diluted share, compared to $469 million, or $7.79 per diluted share in the six months ended June 30, 2020.

Medical Care Ratio
The consolidated MCR for the second quarter was 88.4%, compared to 82.3% in the second quarter of 2020. The net effect of COVID increased the consolidated MCR by 110 basis points and impacted all three lines of business. In the prior year, the net effect of COVID decreased the consolidated MCR by approximately 350 basis points.
A year-over-year comparison is less meaningful than it would be in a typical year. The second quarter of 2020 was the first full quarter of the COVID pandemic, and was distorted by the significant positive net effect of COVID that characterized that early phase of the crisis. In contrast, the current quarter was negatively impacted by the net effect of COVID. Therefore, a sequential MCR comparison is more relevant.
On a sequential basis, the consolidated MCR for the second quarter was 88.4%, compared to 86.8% in the first quarter of 2021. The net effect of COVID increased the consolidated MCR by 110 basis points in the second quarter of 2021 and was negligible the first quarter.
•Medicaid MCR: Increased to 89.0% compared to 87.5% for the first quarter of 2021. The increase in the MCR was primarily due to the net effect of COVID.
•Medicare MCR: Decreased to 87.6% compared to 90.3% in the first quarter of 2021. The decrease in the MCR was primarily due to the lower negative net effect of COVID and improved underlying performance compared to the first quarter.
•Marketplace MCR: Increased to 84.8% compared to 77.3% for the first quarter of 2021. The impact from the net effect of COVID in the second quarter was approximately 500 basis
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Molina Healthcare, Inc. Announces Second Quarter 2021 Results

July 28, 2021
points, consistent with the first quarter, due to continued COVID utilization pressure in many geographies. The sequential increase in the MCR primarily reflects normal seasonality.

General and Administrative Expense Ratio
The G&A ratio for the second quarter was 7.1%, compared to 7.5% for the second quarter of 2020. The adjusted G&A ratio for the second quarter was 6.9%, compared to 7.5% for the second quarter of 2020 reflecting disciplined cost management and the benefits of fixed cost leverage produced by substantial revenue growth.

Balance Sheet
Cash and investments at the parent company amounted to $564 million as of June 30, 2021, compared to $644 million as of December 31, 2020. The decline was primarily due to the Company’s share repurchase program.

Cash Flow
Operating cash flow for the six months ended June 30, 2021 amounted to $1,061 million and was higher compared to the six months ended June 30, 2020, primarily due to growth in operations and the net impact of timing differences in governmental receivables and payables.

2021 Guidance
The Company now expects its full year 2021 total revenue to be more than $26.0 billion, compared to the previous guidance of more than $25.0 billion, an increase of approximately 34% from the full year 2020.
Premium revenue guidance is now expected to be more than $25.0 billion, compared to the previous guidance of more than $24.0 billion, an increase of approximately 37% from the full year 2020.
The Company increased its full year 2021 adjusted earnings per share guidance to be no less than $13.25 per share, compared to the previous guidance of no less than $13.00.
Revised guidance reflects:
•Updated assumptions for the Public Health Emergency period, and the associated pause on Medicaid membership redeterminations, which is now expected to continue through the fourth quarter of 2021;
•Retention of pharmacy related premium in California, New York, and Kentucky;
•Underlying outperformance;
•Offset by an increase in the estimated net effect of COVID by $1.00 per share which is now expected to be approximately $2.50 per share for the full year; and
•Continued caution in forecasting utilization trends in the remaining six months of the year due to the COVID pandemic.
The impact of the Affinity and the Cigna Texas membership acquisitions are not included.
See the Reconciliation of Unaudited Non-GAAP Financial Measures at the end of this release.

Conference Call
Management will host a conference call and webcast to discuss Molina Healthcare’s second quarter 2021 results at 8:00 a.m. Eastern Time on Thursday, July 29, 2021. The number to call for the interactive teleconference is (877) 883-0383 and the confirmation number is 5686734. A telephonic replay of the conference call will be available through Thursday, August 12, 2021, by dialing (877) 344-7529 and entering confirmation number 10157375. A live audio broadcast of
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Molina Healthcare, Inc. Announces Second Quarter 2021 Results

July 28, 2021
this conference call will be available on Molina Healthcare’s website, molinahealthcare.com. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast.

About Molina Healthcare
Molina Healthcare, Inc., a FORTUNE 500 company, provides managed healthcare services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through its locally operated health plans, Molina Healthcare served approximately 4.7 million members as of June 30, 2021. For more information about Molina Healthcare, please visit molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This earnings release and the Company’s accompanying oral remarks contain forward-looking statements regarding its 2021 guidance, as well as its plans, expectations, and the Company’s expectations regarding future developments. Actual results could differ materially due to numerous known and unknown risks and uncertainties. These risks and uncertainties are discussed under the headings “Forward-Looking Statements,” and “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, which is on file with the SEC, and also in its Quarterly Report on Form 10-Q for the period ended June 30, 2021, which the Company expects to file on or about July 29, 2021.
These reports can be accessed under the investor relations tab of the Company’s website or on the SEC’s website at sec.gov. Given these risks and uncertainties, the Company can give no assurances that its forward-looking statements will prove to be accurate, or that any other results or developments projected or contemplated by its forward-looking statements will in fact occur, and the Company cautions investors not to place undue reliance on these statements. All forward-looking statements in this release represent the Company’s judgment as of July 28, 2021, and, except as otherwise required by law, the Company disclaims any obligation to update any forward-looking statement to conform the statement to actual results or changes in its expectations.
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Molina Healthcare, Inc. Announces Second Quarter 2021 Results

July 28, 2021
MOLINA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

	(In millions, except per-share amounts)
Revenue:
Premium revenue	$6,583	$4,372	$12,889	$8,676
Premium tax revenue	185	157	372	307
Health insurer fees reimbursed	—	71	—	137
Investment income	10	13	19	38
Other revenue	22	5	42	9
Total revenue	6,800	4,618	13,322	9,167
Operating expenses:
Medical care costs	5,819	3,598	11,293	7,314
General and administrative expenses	484	345	957	662
Premium tax expenses	185	157	372	307
Health insurer fees	—	71	—	139
Depreciation and amortization	31	21	64	41
Other	8	2	28	6
Total operating expenses	6,527	4,194	12,714	8,469
Operating income	273	424	608	698
Other expenses, net:
Interest expense	30	24	60	45
Other expense, net	—	5	—	5
Total other expenses, net	30	29	60	50
Income before income tax expense	243	395	548	648
Income tax expense	58	119	135	194
Net income	$185	$276	$413	$454

Net income per share – Diluted	$3.16	$4.65	$7.05	$7.54

Diluted weighted average shares outstanding	58.4	59.4	58.5	60.2

Operating Statistics:
Medical care ratio	88.4%	82.3%	87.6%	84.3%
G&A ratio	7.1%	7.5%	7.2%	7.2%
Premium tax ratio	2.7%	3.5%	2.8%	3.4%
Effective income tax rate	24.2%	30.0%	24.7%	29.9%
After-tax margin	2.7%	6.0%	3.1%	5.0%

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Molina Healthcare, Inc. Announces Second Quarter 2021 Results

July 28, 2021
MOLINA HEALTHCARE, INC.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2021	2020
	Unaudited
	(Dollars in millions, except per-share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$4,608	$4,154
Investments	2,241	1,875
Receivables	1,857	1,672
Prepaid expenses and other current assets	168	175
Total current assets	8,874	7,876
Property, equipment, and capitalized software, net	383	391
Goodwill and intangible assets, net	929	941
Restricted investments	145	136
Deferred income taxes	65	69
Other assets	134	119
Total assets	$10,530	$9,532

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$2,942	$2,696
Amounts due government agencies	2,072	1,253
Accounts payable, accrued liabilities and other	651	641
Deferred revenue	42	375
Total current liabilities	5,707	4,965
Long-term debt	2,129	2,127
Finance lease liabilities	223	225
Other long-term liabilities	101	119
Total liabilities	8,160	7,436
Stockholders’ equity:
Common stock, $0.001 par value, 150 million shares authorized; outstanding: 58 million shares at June 30, 2021, and 59 million shares at December 31, 2020	—	—
Preferred stock, $0.001 par value; 20 million shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	191	199
Accumulated other comprehensive income	26	37
Retained earnings	2,153	1,860
Total stockholders’ equity	2,370	2,096
Total liabilities and stockholders’ equity	$10,530	$9,532

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Molina Healthcare, Inc. Announces Second Quarter 2021 Results

July 28, 2021
MOLINA HEALTHCARE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
	2021	2020

	(in millions)
Operating activities:
Net income	$413	$454
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	64	41
Deferred income taxes	7	6
Share-based compensation	35	28
Loss on debt repayment	—	5
Other, net	10	(1)
Changes in operating assets and liabilities:
Receivables	(192)	(174)
Prepaid expenses and other current assets	(6)	(157)
Medical claims and benefits payable	272	106
Amounts due government agencies	792	201
Accounts payable, accrued liabilities and other	(15)	259
Deferred revenue	(333)	(195)
Income taxes	14	184
Net cash provided by operating activities	1,061	757
Investing activities:
Purchases of investments	(1,006)	(670)
Proceeds from sales and maturities of investments	622	750
Purchases of property, equipment, and capitalized software	(29)	(45)
Other, net	5	3
Net cash (used in) provided by investing activities	(408)	38
Financing activities:
Common stock purchases	(128)	(453)
Common stock withheld to settle employee tax obligations	(52)	(8)
Contingent consideration liabilities settled	(20)	—
Proceeds from senior notes offering, net of issuance costs	—	789
Repayment of term loan facility	—	(600)
Proceeds from borrowings under term loan facility	—	380
Other, net	—	(45)
Net cash (used in) provided by financing activities	(200)	63
Net increase in cash, cash equivalents, and restricted cash and cash equivalents	453	858
Cash, cash equivalents, and restricted cash and cash equivalents at beginning of period	4,223	2,508
Cash, cash equivalents, and restricted cash and cash equivalents at end of period	$4,676	$3,366

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Molina Healthcare, Inc. Announces Second Quarter 2021 Results

July 28, 2021
MOLINA HEALTHCARE, INC.
UNAUDITED SEGMENT DATA
(Dollars in millions)

	June 30,	December 31,	June 30,
	2021 (1)	2020	2020
Ending Membership by Segment:
Medicaid	3,928,000	3,599,000	3,122,000
Medicare	130,000	115,000	108,000
Marketplace	638,000	318,000	325,000
Total	4,696,000	4,032,000	3,555,000

(1)Approximately 200,000 members, from the Magellan Complete Care acquisition that closed on December 31, 2020, are included in the totals as of June 30, 2021, but not in prior periods.

	Three Months Ended March 31,
	2021			2020
	Premium Revenue	Medical Margin	MCR (1)	Premium Revenue	Medical Margin	MCR (1)

Medicaid	$4,840	$604	87.5%	$3,286	$365	88.9%
Medicare	799	77	90.3	634	117	81.7
Marketplace	667	151	77.3	384	106	72.3
Consolidated	$6,306	$832	86.8%	$4,304	$588	86.3%

	Three Months Ended June 30,
	2021			2020
	Premium Revenue	Medical Margin	MCR (1)	Premium Revenue	Medical Margin	MCR (1)

Medicaid	$5,034	$551	89.0%	$3,375	$553	83.6%
Medicare	814	101	87.6	630	125	80.0
Marketplace	735	112	84.8	367	96	74.0
Consolidated	$6,583	$764	88.4%	$4,372	$774	82.3%

	Six Months Ended June 30,
	2021			2020
	Premium Revenue	Medical Margin	MCR (1)	Premium Revenue	Medical Margin	MCR (1)

Medicaid	$9,874	$1,155	88.3%	$6,661	$918	86.2%
Medicare	1,613	178	89.0	1,264	242	80.8
Marketplace	1,402	263	81.2	751	202	73.1
Consolidated	$12,889	$1,596	87.6%	$8,676	$1,362	84.3%

(1)The MCR represents medical costs as a percentage of premium revenue.

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Molina Healthcare, Inc. Announces Second Quarter 2021 Results

July 28, 2021
MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in millions)

The Company’s claims liabilities include additional reserves to account for moderately adverse conditions based on historical experience and other factors including, but not limited to, variations in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims. The Company’s reserving methodology is consistently applied across all periods presented. The amounts displayed for “Components of medical care costs related to: Prior year” represent the amounts by which the original estimates of claims and benefits payable at the beginning of the year were more than the actual liabilities based on information (principally the payment of claims) developed since those liabilities were first reported. The following table presents the components of the change in medical claims and benefits payable for the periods indicated:

	Six Months Ended
	June 30,
	2021	2020

	Unaudited
Medical claims and benefits payable, beginning balance	$2,696	$1,854
Components of medical care costs related to:
Current year	11,486	7,372
Prior year	(193)	(58)
Total medical care costs	11,293	7,314
Payments for medical care costs related to:
Current year	9,023	5,688
Prior year	1,949	1,486
Total paid	10,972	7,174
Change in acquired balances	(26)	—
Change in non-risk and other provider payables	(49)	(34)
Medical claims and benefits payable, ending balance	$2,942	$1,960

Days in claims payable, fee for service (1)	48	52

__________________
(1)Claims payable includes primarily claims incurred but not paid, or IBNP. It also includes certain fee-for-service payables reported in medical claims and benefits payable amounting to $110 million and $71 million, as of June 30, 2021, and 2020, respectively.

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Molina Healthcare, Inc. Announces Second Quarter 2021 Results

July 28, 2021
MOLINA HEALTHCARE, INC.
RECONCILIATION OF UNAUDITED NON-GAAP FINANCIAL MEASURES
(In millions, except per diluted share amounts)

The Company believes that certain non-GAAP (generally accepted accounting principles) financial measures are useful supplemental measures to investors in comparing the Company’s performance to the performance of other public companies in the health care industry. The non-GAAP financial measures are also used internally to enable management to assess the Company’s performance consistently over time. These non-GAAP financial measures, presented below, should be considered as supplements to, and not as substitutes for or superior to, GAAP measures.
Adjustments represent additions and deductions to GAAP net income as indicated in the table below, which include the non-cash impact of amortization of acquired intangible assets, acquisition-related expenses, and the impact of certain expenses and other items that management believes are not indicative of longer-term business trends and operations.
Adjusted G&A Ratio represents the GAAP G&A ratio, recognizing adjustments.
Adjusted net income represents GAAP net income recognizing the adjustments, net of tax. The Company believes that adjusted net income is helpful to investors in assessing the Company’s financial performance.
Adjusted net income per diluted share represents adjusted net income divided by weighted average common shares outstanding on a fully diluted basis.
Adjusted after-tax margin represents adjusted net income, divided by total revenue.

	Three Months Ended June 30,				Six Months Ended June 30,
	2021		2020		2021		2020
	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$185	$3.16	$276	$4.65	$413	$7.05	$454	$7.54
Adjustments:
Acquisition-related expenses (1)	6	0.11	—	—	27	0.46	—	—
Amortization of intangible assets	12	0.20	4	0.06	24	0.40	8	0.13
Loss on debt repayment	—	—	5	0.08	—	—	5	0.08
Other (2)	—	—	2	0.04	9	0.16	6	0.11
Subtotal, adjustments	18	0.31	11	0.18	60	1.02	19	0.32
Income tax effect	(4)	(0.07)	(2)	(0.04)	(14)	(0.24)	(4)	(0.07)
Adjustments, net of tax	14	0.24	9	0.14	46	0.78	15	0.25
Adjusted net income	$199	$3.40	$285	$4.79	$459	$7.83	$469	$7.79

__________________
(1)Beginning in the third quarter of 2020, reflects non-recurring costs associated with acquisitions, including various transaction and integration costs.
(2)The first half of 2021 includes change in premium deficiency reserves, loss on sale of property, and restructuring costs. The first half of 2020 includes restructuring costs.

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Molina Healthcare, Inc. Announces Second Quarter 2021 Results

July 28, 2021
MOLINA HEALTHCARE, INC.
RECONCILIATION OF UNAUDITED NON-GAAP FINANCIAL MEASURES (CONTINUED)
2021 GUIDANCE

Net income per diluted share (1)	$11.65
Adjustments:
Acquisition-related expenses	1.13
Amortization of intangible assets	0.81
Other	0.16
Subtotal, adjustments	2.10
Income tax effect (2)	(0.50)
Adjustments, net of tax	1.60
Adjusted net income per diluted share	$13.25

__________________
(1)Computations assume approximately 58.6 million diluted weighted average shares outstanding.
(2)Income tax effect calculated at the statutory tax rate of 23.8%.
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